                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
July 17, 2001

Contacts:
Investors                             Media
Laurie Counsel     (614) 480-3878     Jeri Grier      (614) 480-5413
Cheri Gray         (614) 480-3803     Laura Bowers    (614) 480-4433


                         HUNTINGTON BANCSHARES REPORTS
                         SECOND QUARTER 2001 EARNINGS


                 Reports operating earnings of $.30 per share

  After-tax charge of $72 million taken in the quarter related to previously announced restructuring and strategic refocusing

          Net interest income increased 7% from the year-ago quarter

                  Fee income up 13% from the year-ago quarter


     COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported second quarter operating earnings, excluding
------------------
restructuring and other charges, of $74.5 million, or $.30 per share. These results compare with $67.9 million, or $.27 per share for the first quarter and $97.5 million, or $.40 per share in the prior year's quarter.

     On July 12, Huntington announced a comprehensive restructuring and strategic refocus on its core Midwest markets. In conjunction with the restructuring, Huntington said it would record restructuring and other charges of approximately $140 million after tax to be taken in the second, third, and fourth quarters of 2001. The portion of the total charge taken in the second quarter of 2001 was $72.1 million after tax, primarily related to credit and asset impairment. Including the restructuring and other charges, the company reported earnings of $2.4 million, or $.01 per share in the second quarter.

     Excluding the restructuring and other charges, the return on average assets for the quarter was 1.05% and the return on average equity was 12.43%, versus ratios of .97% and 11.53% in the prior quarter and 1.37% and 17.79% for the same quarter a year ago.

     Year-to-date, operating earnings were $142.4 million, or $.57 per share, compared with six-month results of $201.7 million, or $.82 per share, for the same period a year ago. Year-to-date, reported earnings were $70.2 million or $.28 per share. Subsequent results discussed in this press release are on an operating basis and exclude the impact of the restructuring and other charges.

     "While our second quarter results excluding charges were in line with expectations, this earnings performance is clearly not satisfactory," said Thomas Hoaglin, president and chief executive officer of Huntington Bancshares Incorporated. "As we announced last week, we are taking a series of strategic and financial restructuring actions aimed at strengthening the company and positioning it for future growth. The entire Huntington management team is committed to our plan - including sharpening our focus on our core Midwest markets, streamlining operations and reducing costs, and creating a more customer-centric organization - in order to improve our core earnings, capital position and operating efficiency. With the announced restructuring plan, we have taken only the first step to improving Huntington's performance and returning the company to its position as a premier regional bank. We will now focus aggressively on the execution of our plan with the ultimate goal of delivering enhanced value to our shareholders."

     Net interest income increased $4.9 million from the first quarter to $248.0 million and was up 7% from the second quarter a year ago. Over the last two quarters, the net interest margin has expanded 27 basis points from 3.70% to 3.97%. This expansion resulted from the reduction of lower-yielding investment securities and the decline in short-term interest rates. In the second quarter, the net interest margin increased 4 basis points from the previous quarter.

     Total managed loan growth continued to moderate as a result of the general slowdown in economic activity. Annualized loan growth was 5% in the second quarter, compared with 6% in the first quarter and 11% in the fourth quarter of 2000. Reduced demand for automobile dealer floor plan financing caused commercial loan growth to decline to 4% in the second quarter from 9% in the previous quarter. Consumer loan growth remained stable at 6%, as home equity lines of credit grew at an annualized rate of 16%.

     Non-interest income, excluding securities gains, was $130.7 million, up $15.2 million, or 13%, from the second quarter of 2000. Mortgage banking income increased significantly during the quarter to $18.7 million, as origination volume increased to $951 million from $363 million in the second quarter a year ago. Brokerage and insurance income increased 39% from the year-ago quarter, driven primarily by strong annuity sales and insurance activity. Trust income increased 15%, reflecting increased revenue from the company's proprietary mutual funds. Non-interest income in the second quarter increased $15.1 million from the previous quarter.

     Non-interest expense totaled $233.3 million in the second quarter, up $35.2 million from the year-ago quarter. The year-over-year increase was driven by a low level of expenses in the prior year's quarter, higher personnel expenses, and premiums paid on residual value insurance for the auto lease portfolio. Operating expenses declined slightly from the previous quarter, with the efficiency ratio improving to 58.6% in the second quarter from 62.0% in the previous quarter.

     Net charge-offs, as a percent of average loans, totaled .73% in the second quarter versus .55% in the previous three months. Charge-offs increased in the commercial and indirect loan and lease portfolios, reflecting weakened financial conditions resulting from the slower economy. Non-performing assets increased $41.1 million from the first quarter to $166.0 million, representing .79% of total loans and other real estate at quarter-end versus $124.9 million or .60% at the end of the first quarter. The allowance for loan losses was increased to 1.67% of total loans from 1.45% in the previous quarter as a result of additional credit reserves associated with the aforementioned charges.

     At June 30, 2001, Huntington's tangible equity to assets ratio was 5.97%, essentially unchanged from the previous quarter. Huntington expects to improve this ratio to a minimum of 6.5% following the completion of its previously announced restructuring plan.

Webcast Information

     A conference call to discuss second quarter results will be held today at 2:00 p.m. Eastern and will be available via a live Internet Webcast at www.streetfusion.com. A replay of the Webcast will be archived at that same
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address until midnight July 31. The supplemental financial tables as well as the slides for the conference call are available at www.huntington-ir.com and
                                                ---------------------
will be filed, along with management's comments, with the Securities and Exchange Commission on Form 8-K.

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

About Huntington

     Huntington Bancshares Incorporated is a $28 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 135 years of serving the financial needs of its customers. Huntington provides innovative products and services through more than 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank, and through its network of more than 1,400 ATMs.

                                      ###

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

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

                       HUNTINGTON BANCSHARES INCORPORATED
                       CONSOLIDATED RESULTS OF OPERATIONS
                    (in thousands, except per share amounts)

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                                                                                      Three Months Ended June 30, 2001
                                                                            -----------------------------------------------------
                                                                                                Restructuring
                                                                                                     and
                                                                                Reported            Other           Operating
                                                                                Earnings           Charges          Earnings
                                                                             -------------      -------------    -------------
   Interest Income                                                           $     498,959      $        ---     $    498,959
   Interest Expense                                                                250,926               ---          250,926
                                                                             -------------      -------------    -------------
   Net Interest Income                                                             248,033               ---          248,033
   Provision for Loan Losses                                                       117,495            71,718           45,777
   Securities (Losses) Gains                                                        (2,503)           (5,250)           2,747
   Non-Interest Income                                                             130,706               ---          130,706
   Non-Interest Expense                                                            233,296               ---          233,296
   Special Charge                                                                   33,997            33,997              ---
                                                                             -------------      -------------    -------------
   (Loss) Income Before Income Taxes                                                (8,552)         (110,965)         102,413
   Provision for Income Taxes                                                      (10,929)          (38,838)          27,909
                                                                             -------------      -------------    -------------
   Net Income                                                                $       2,377      $    (72,127)    $     74,504
                                                                             =============      =============    =============

   Net Income per Common Share -- Diluted/(1)/                               $        0.01            ($0.29)    $       0.30
                                                                             =============      ==============   =============

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                                                                                     Six Months Ended June 30, 2001
                                                                            --------------------------------------------------
                                                                                                 Restructuring
                                                                                                      and
                                                                               Reported              Other         Operating
                                                                               Earnings             Charges         Earnings
                                                                             ------------       -------------    ------------
   Interest Income                                                           $  1,016,934       $         ---    $  1,016,934
   Interest Expense                                                               525,777                 ---         525,777
                                                                             ------------       -------------    ------------
   Net Interest Income                                                            491,157                 ---         491,157
   Provision for Loan Losses                                                      150,959              71,718          79,241
   Securities (Losses) Gains                                                         (425)             (5,250)          4,825
   Non-Interest Income                                                            246,352                 ---         246,352
   Non-Interest Expense                                                           467,386                 ---         467,386
   Special Charge                                                                  33,997              33,997             ---
                                                                             ------------        ------------    ------------
   Income Before Income Taxes                                                      84,742            (110,965)        195,707
   Provision for Income Taxes                                                      14,499             (38,838)         53,337
                                                                             ------------        ------------    ------------
   Net Income                                                                $     70,243        $    (72,127)   $    142,370
                                                                             ============        ============    ============

   Net Income per Common Share -- Diluted/(1)/                               $       0.28              ($0.29)   $       0.57
                                                                             ============        ============    ============

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

  /(1)/Adjusted for stock splits and stock dividends, as applicable.

                       HUNTINGTON BANCSHARES INCORPORATED
                        CONSOLIDATED COMPARATIVE SUMMARY
                    (in thousands, except per share amounts)

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                                     Consolidated Results of Operations (Operating Basis)/(1)/
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                                                  Three Months Ended                            Six Months Ended
                                                       June 30,                Change                June 30,              Change
                                            -----------------------------                  --------------------------
                                                2001              2000            %             2001          2000           %
                                            ------------    -------------      -------     ------------   -----------      -------
   Interest Income                          $    498,959    $     519,496       (4.0)%     $  1,016,934   $ 1,035,053       (1.8)%
   Interest Expense                              250,926          286,690      (12.5)           525,777       561,556       (6.4)
                                            ------------    -------------                  ------------   -----------
   Net Interest Income                           248,033          232,806        6.5            491,157       473,497        3.7
   Provision for Loan Losses                      45,777           15,834      189.1             79,241        31,535      151.3
   Securities Gains                                2,747              114        N.M.             4,825        24,877        N.M.
   Non-Interest Income                           130,706          115,550       13.1            246,352       216,481       13.8
   Non-Interest Expense                          233,296          198,076       17.8            467,386       398,182       17.4
   Income Before Income Taxes                    102,413          134,560      (23.9)           195,707       285,138      (31.4)
   Provision for Income Taxes                     27,909           37,039      (24.6)            53,337        83,444      (36.1)
                                            ------------    -------------                  ------------   -----------
   Net Income                               $     74,504    $      97,521      (23.6)%     $    142,370   $   201,694      (29.4)%
                                            ============    =============                  ============   ===========

   Net Income per Common Share (2)
           Basic                            $       0.30    $        0.40      (25.0)%     $       0.57   $      0.82      (30.5)%
           Diluted                          $       0.30    $        0.40      (25.0)%     $       0.57   $      0.82      (30.5)%
           Diluted--Cash Basis (3)          $       0.33    $        0.42      (21.4)%     $       0.63   $      0.87      (27.6)%

     Cash Dividends Declared                $       0.20    $        0.18       11.1 %     $       0.40   $      0.36       11.1 %

     Shareholders' Equity (period end)      $       9.37    $        9.02        3.9 %     $       9.37   $      9.02        3.9 %

   Average Common Shares (2)
           Basic                                 251,024          244,835        2.5 %          250,984       246,405        1.9 %
           Diluted                               251,448          245,652        2.4 %          251,479       247,431        1.6 %

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                                           Key Performance Ratios (Operating Basis)/(1)/
-----------------------------------------------------------------------------------------------------------------------------------
                                                    Three Months Ended                             Six Months Ended
                                                         June 30,                                      June 30,
                                                  -----------------------                       ---------------------
                                                   2001             2000                          2001          2000
                                                  ------           ------                       -------        ------
   Return On:
     Average Total Assets                          1.05%            1.37%                          1.01%         1.41%
     Average Shareholders' Equity                 12.43%           17.79%                         11.98%        18.39%
   Efficiency Ratio                               58.59%           53.90%                         60.23%        53.91%
   Net Interest Margin                             3.97%            3.72%                          3.95%         3.75%

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                                        Consolidated Statement of Condition Data (Average)
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                                                Three Months Ended                                Six Months Ended
                                                     June 30,                 Change                  June 30,             Change
                                           -----------------------------                     ---------------------------
                                               2001             2000              %              2001           2000          %
                                           ------------     ------------     ---------       ------------   ------------    -----
   Total Loans - Reported                  $ 21,020,057     $ 20,762,295         1.2 %       $ 20,863,289   $ 20,781,835     0.4 %
   Total Loans - Managed                     22,335,492       21,223,986         7.0           22,199,646     21,013,396     7.4
   Total Deposits                            19,098,894       19,675,603        (2.9)          19,081,740     19,732,583    (3.3)
   Total Assets - Reported                   28,342,381       28,573,827        (0.8)          28,289,852     28,765,005    (1.7)
   Shareholders' Equity                       2,403,418        2,204,865         9.0            2,395,579      2,205,393     8.6

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                                                 Capital Ratios and Asset Quality
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                                                     June 30,                                                         June 30,
                                               --------------------                                             -------------------
                                                2001          2000                                                2001       2000
                                               ------        ------                                             -------    ---------
  Tier I Risk-Based Capital/(4)/                7.00%         7.40%     Non-performing loans (NPLs)             $156,072   $ 79,453
  Total Risk-Based Capital/(4)/                10.19%        10.90%     Total non-performing assets (NPAs)      $165,985   $ 95,123
  Tier I Leverage/(4)/                          6.94%         6.89%     Allowance for loan losses/total loans       1.67%      1.45%
  Tangible Equity/Assets -- Period End          5.97%         5.78%     Allowance for loan losses/NPLs            225.69%    373.67%
  Average Equity/Assets -- Quarterly            8.48%         7.72%     Allowance for loan losses and other
                                                                            real estate/NPAs                      211.20%    306.89%

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

 /(1)/ Income component excludes after-tax impact of $72,127 of Restructuring and Other Charges.

 /(2)/ Adjusted for stock splits and stock dividends, as applicable.

 /(3)/ Tangible or "Cash Basis" net income excludes amortization of goodwill, net of income taxes.

 /(4)/ Estimated.

   N.M. - Not Meaningful.